CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Bacterin International Holdings, Inc.

We hereby consent to the incorporation by reference in Registration Statements No. 333-175469 on Form S-3 and No. 333-172891 on Form S-8 of Bacterin International Holdings, Inc. of our report dated April 7, 2011, with respect to the consolidated balance sheet of Bacterin International Holdings, Inc. as of December 31, 2010, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2010, included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ CHILD, VAN WAGONER & BRADSHAW, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC

Salt Lake City, Utah

March 29, 2012